EXHIBIT 5


                  [Letterhead of Level 3 Communications, Inc.]



May 21, 2004

Level 3 Communications, Inc.
1025 Eldorado Blvd.
Broomfield, Colorado 80021

Ladies and Gentlemen:

     I am delivering this opinion in connection with the Registration Statement on Form S-3, Commission File No. 333-115062 (the "Registration Statement"), initially filed by Level 3 Communications, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to 4,174,803 shares (the "Shares") of common stock, par value $.01 per share, of the Company ("Common Stock"). All such shares of Common Stock are to be sold by certain selling stockholders of the Company (collectively, the "Selling Stockholders").

     I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Shares, and have made such investigations of law, as I have deemed necessary and advisable. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that:

1.   The  Company  has  been  duly   incorporated  and  is  a  validly  existing
     corporation under the laws of the State of Delaware.

2. The Shares being sold on behalf of the Selling Stockholders constitute duly authorized, validly issued, fully paid and non-assessable shares of Common Stock.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectus included in the Registration Statement. I do not admit by giving this consent that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Neil J. Eckstein

Neil J. Eckstein
Senior Vice President and
Assistant General Counsel